Exhibit 99.1

MAM Software Reports Fiscal Fourth Quarter and Full Year Results

Recurring Revenue Reaches 74% of Total Revenue

Net Income Increased 82% for the Full Year

BARNSLEY, England, September 24, 2015 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the “Company” or “MAM”), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (GAAP) for its fiscal quarter and year ended June 30, 2015, through the filing on September 24, 2015 of its Annual Report on Form 10-K with the Securities and Exchange Commission:

(In thousands, except share	For The Three Months Ended		For The Twelve Months Ended
and per share data)	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$7,901	$7,899	$31,638	$30,690
Gross profit	$4,227	$4,365	$18,108	$17,201
Operating expenses	$3,293	$4,171	$14,268	$14,745
Operating income	$934	$194	$3,840	$2,456
Income before provision for income taxes	$930	$191	$3,827	$2,416
Net income (loss)	$750	$(72)	$3,005	$1,672
Earnings per share attributed to common stockholders - basic	$0.06	$(0.01)	$0.22	$0.13
Earnings per share attributed to common stockholders – diluted	$0.06	$(0.01)	$0.22	$0.13
Weighted average shares outstanding - basic	13,410,722	12,974,275	13,403,877	13,060,638
Weighted average shares outstanding - diluted	13,496,408	12,974,275	13,498,182	13,153,752

“Our fiscal 2015 was a year of continued progress as we increased our base of recurring revenue to nearly 74% of total revenue and made significant progress with our development efforts for a major customer pilot that is due to occur late in fiscal 2016,” said Michael Jamieson, MAM Software Group President and Chief Executive Officer. “Customer demand for our cloud-based solutions remains solid and we experienced full-year organic growth of 21% in that part of the business. Customers, both new and existing, recognize the improvements and cost reductions that can be realized from our market leading solutions. Revenue from our cloud based offerings now account for 46% of our total revenue. Unfortunately, our total reported revenue was hampered by the strengthening U.S. dollar compared to the Great Britain pound, which resulted in a negative impact to total revenue from foreign currency translation. On a constant currency basis, our UK revenues increased 6% and 8% for the three months and year ended June 30, 2015 respectively.”

Mr. Jamieson continued, “Growing our business in North America remains a priority. The investments we have made and are making in sales and marketing are enriching our customer relationships and increasing our capacity to pursue additional growth opportunities. Two deals we expected to close in Q3, took longer than expected, but we stayed focused and closed them in the fourth quarter with overall bookings for the quarter increasing sequentially. Additionally, we continue to cultivate customer relationships and communicate the efficacy of our solutions to further build our North American pipeline. Cumulatively, this progress positions us for continued growth in fiscal 2016 and beyond.”

Fourth Quarter Financial Results:

•	Total revenue was $7.90 million compared to $7.90 million in the same period last year.

‒	U.K. revenue increased 327,000GBP or 9% to 3,888,000GBP.

‒	On a constant currency basis, U.K. revenue would have been $6,321,000 or a 6% year over year increase, but revenue was reduced by $359,000, due to the stronger U.S. dollar.

‒	On a constant currency basis, total revenue would have been $8.26 million.

‒	Sequentially to the March 31, 2015 quarter, total revenue increased 3.2%.

•	Total recurring revenue increased 3.5% to $6.0 million compared to $5.8 million in the same period last year.

‒	Sequentially to the prior quarter, total recurring revenue increased by $138,000 or 2.4%.

‒	Recurring revenue was 76.0% of total revenue compared to 73.9% in the same period last year.

•	Total Software as a Service (SaaS) revenue increased 54% to $1.4 million compared to $0.9 million in the same period last year.

‒	Autowork Online (SaaS) revenue increased 43% to $938,000.

‒	Autopart Online (SaaS) revenue increased 80% to $477,000.

‒	Sequentially to the prior quarter, total SaaS revenue increased $130,000 or 10%.

•	Total Data as a Service (DaaS) revenue was $2.4 million compared to $2.4 million in the same period last year.

‒	Sequentially to the prior quarter, total DaaS revenue increased $26,000 or 1%.

Fourth Quarter Financial Review:

The Company’s revenue was $7.90 million for the quarter ended June 30, 2015 compared to $7.90 million for same period last year. A stronger U.S. dollar negatively impacted the U.K. revenue by $359,000. The Company’s revenue from its U.S. and U.K. operations this quarter was $1.9 million and $6.0 million respectively, compared to $1.9 million and $5.9 million during the same period last year. U.S. recurring revenue increased $98,000 or 7% to $1.5 million this quarter, from $1.4 million for the same period last year. U.K. recurring revenue increased $88,000 or 2% to $4.5 million this quarter, from $4.4 million for same period last year.

Gross profit for the quarter was $4.2 million or 53.5% of total revenue, flat compared to $4.4 million or 55.3% of total revenue for the same period last year. The results in gross profit was the result of increased costs of revenue incurred as the Company continues to invest in additional resources necessary to grow its worldwide business as well as to continue to transition its business to a greater offering of cloud-based applications. As previously reported, this transition to cloud-based offerings initially results in lower perpetual license revenue, which in turn results in negatively impacted margins, on a temporary basis, as the Company transitions its business to a Software as a Service (SaaS) model.

Operating income for the quarter increased by $740,000 to $934,000, an increase of 380% compared to the $194,000 of operating income for the same period last year. The operating income increase was the result of reduced sales and marketing expense of $91,000 due to lower advertising, trade show and travel expenses, $674,000 of lower administration expenses for the U.K. and U.S. businesses, the result of a reduction of $120,000 in the reserve for bad debt in the U.S., the absence of a $285,000 bad debt expense in the U.K. incurred in 2014 and a $65,000 reversal of a prior year accrual. Officers Equity Compensation was $53,000 less and general and administrative salaries and benefits of approximately $140,000 were reduced in 2015.

Net income (loss) for the quarter increased by $822,000, or 1190.0% to net income of $780,000, or $0.06 income per basic and diluted share, compared to a net loss of ($72,000), or ($0.01) loss per basic and diluted shares outstanding, for the year-ago period.

“We generated more than $788,000 in free cash flow during the fourth quarter, an improvement over what we delivered for 2014,” continued Mr. Jamieson. “Our state-of-the-art products are gaining additional traction enabling us to further expand our reach in the world of cloud-based offerings.”

Fiscal 2015 Full Year Highlights

•	Total revenue was $31.64 million, an increase of 3.1% compared to $30.69 million in the same period last year.

‒	U.K. revenue increased 1,155,000GBP or 8.4% to 14,907,000GBP.

‒	On a constant currency basis U.K. revenue would have been $24,238,000 or an 8% year over year increase, but revenue was reduced by $751,000, due to the stronger U.S. dollar.

‒	On a constant currency basis, total revenue would have been $32.40 million.

•	Total recurring revenue increased 7.9% to $23.65 million compared to $21.90 million in the same period last year.

‒	Recurring revenue was 74.7% of total revenue compared to 71.4% in the same period last year.

•	Total Software as a Service (SaaS) revenue increased 63.4% to $5.0 million compared to $3.0 million in the same period last year.

‒	Autowork Online (SaaS) revenue increased 48.4% to $3.4 million.

‒	Autopart Online (SaaS) revenue increased 110.3% to $1.5 million.

•	Total Data as a Service (DaaS) revenue increased 6% to $9.6 million compared to $9.1 million in the same period last year.

Fiscal 2015 Full Year Financial Review:

The Company’s revenue was $31.64 million for the 12 months ended June 30, 2015 compared to $30.69 million for the same period last year, an increase of $948,000 or 3.1%. The Company’s revenue from its U.S. and U.K. operations was $8.15 million and $23.49 million respectively, compared to $8.33 million and $22.36 million during the same 12 month period last year. The stronger U.S. dollar negatively impacted revenue by $751,000.

Full year recurring revenue was $23.6 million, or 74.7% of total revenue, an increase of 7.9% compared to the year ago period. U.K. recurring revenue increased $1.5 million or 9% to $17.7 million from $16.2 million for the same 12 month period last year. U.S. recurring revenue increased $267,000 or 5% to $6.0 million for the 12 month period, from $5.7 million for the same period last year.

SaaS revenue for the fiscal year was $5.0 million for the 12 months, an increase of $2.0 million, or 63.4%, compared to the same period last year.

•	Autowork Online (SaaS) revenue for the fiscal year was $3.4 million, an increase of 48.4% compared to the same period last year.
•	Autopart Online (SaaS) revenue for the fiscal year was $1.5 million, an increase of 110.3% compared to the same period last year.

Gross profit for the 12 month period was $18.1 million or 57.2% versus $17.2 million or 56.0% for the same period last year. The increase in gross profit was the result of increased support revenue, increased Software as a Service (SaaS) revenue and increased Data as a Service (DaaS) revenue. The increase in the cost of revenues for the 12 months was $42,000 or 0.3%. The U.K. operations experienced a cost of revenue increase of 261,000GBP, or 5%, but the recent strength of the U.S. dollar resulted in an increase in cost of revenue of $121,000, or 1.3%, due primarily to additional online platform costs for both Autopart Online and Autowork Online, compared to the prior year. The U.S. expenses decreased $79,000 to $4.02 million from $4.10 million in the prior year due primarily to lower salaries and related benefits when compared to last year.

Research and development expenses for the 12 month period increased $166,000 or 4.5% to $3.8 million compared to $3.7 million for the same period last year. The slight increase was due to an increase in engineering personnel and related costs.

Sales and marketing expenses for the 12 month period decreased $65,000 or 1.5% to $4.3 million compared to $4.4 million for the same period last year. The decrease was due to the lower advertising and show expenses in the U.S., and related travel expenses.

General and administrative expenses for the 12 month period decreased $146,000 or 2.6% to $5.5 million compared to $5.6 million for the same period last year. The decreased expenses were the result of a reduction to the reserve for bad debts of $200,000, approximately $120,000 of capitalization for general and administrative salaries that were dedicated to an ongoing and specific project, and a $260,000 reversal of prior year accruals that are no longer required, offset by additional salaries and benefits of $300,000 for administration staff in the U.K. business unit. Additional expenses in the U.K. were approximately $80,000 for additional leasing and rental expenses, and additional $130,000 for software and license expenses, when compared to the year ended June 30, 2014.

Operating income for the 12 month period increased by $1.4 million to $3.8 million, an increase of 56.4% when compared to $2.5 million operating income for the same period last year due to increased revenue and lower operating expenses, primarily lower depreciation and amortization expenses from assets being fully capitalized.

Net income for the 12 month period increased by $1.3 million to $3.0 million versus $1.7 million, an increase of 79.7% over the same period a year ago. Basic and diluted earnings per share were $0.22 versus $0.13 per share, respectively, for the same period a year ago.

Balance Sheet and Other Financial Highlights:

“In summary, I believe that the Company is fundamentally in good shape and is poised for growth in fiscal 2016. Our balance sheet remains strong with the generation of nearly $3.0 million in operating cash flow for the fiscal year and no debt outstanding,” said Charles F. Trapp, Executive Vice President and Chief Financial Officer. “We delivered on our commitment for adjusted EBITDA (non-GAAP), reaching approximately $5 million during fiscal 2015. We expect adjusted EBITDA for fiscal year 2016 to increase to approximately $5.8 million to $6.0 million from the $5.0 million reported in 2015.”

The Company finished the year with a $6.8 million in cash after capital expenditures of $2.1 million and treasury share repurchases of $1,278,000. The Company has no debt outstanding.

Stockholders’ equity increased $1.1 million or 6.5% to $18.4 million.

System backlog was $2.3 million with more than half of this business expected to be fulfilled during the next six months.

The Company also reiterated that it currently has $2.21 million left on its previously approved stock buyback program, which it intends to use selectively as circumstances and market conditions warrant. As of August 31, 2015, MAM had 14.5 million shares of common stock outstanding.

Conference Call Information

The Company has scheduled a conference call for Friday, September 25, 2014, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing 1-888-287-5563 in the United States and 1-719-325-2448 in the United Kingdom and other toll/international locations. A replay will be available until October 1, 2014 by calling 1-877-870-5176 (United States) or 1-858-384-5517 (toll/UK/international). Please use pin number 721792 for the replay. A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company’s website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM’s integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company’s business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Charles F. Trapp	Maple Park, Maple Court
Executive Vice President and Chief Financial Officer	Tankersley, S75 3DP UK
MAM Software Group	Tel : +44 (0) 1244 311794
610-336-9045 ext. 240

James Carbonara
Regional Vice President
Hayden IR
646-755-7412
james@haydenir.com

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2015	June 30, 2014

ASSETS
Current Assets
Cash and cash equivalents	$6,793	$7,008
Accounts receivable, net of allowance of $221 and $473	4,243	3,857
Inventories	185	211
Prepaid expenses and other current assets	1,722	1,505
Total Current Assets	12,943	12,581

Property and Equipment, Net	732	692

Other Assets
Goodwill	9,202	9,767
Amortizable intangible assets, net	-	118
Software development costs, net	3,010	1,553
Other long-term assets	34	34
TOTAL ASSETS	$25,921	$24,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,978	$1,464
Accrued expenses and other liabilities	2,624	2,283
Payroll and other taxes	747	1,224
Current portion of deferred revenue	719	833
Sales tax payable	850	893
Income tax payable	356	285
Total Current Liabilities	7,274	6,982

Long-Term Liabilities
Deferred revenue, net of current portion	52	242
Deferred income taxes	58	53
Other	140	193
Total Liabilities	7,524	7,470
Commitments and Contingencies
Stockholders’ Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 15,027,057 shares issued and 14,266,964 shares outstanding at June 30, 2015 and 15,077,830 shares issued and 14,404,149 shares outstanding at June 30, 2014	2	2
Additional paid-in capital	31,186	31,426
Accumulated other comprehensive loss	(1,241)	(65)
Accumulated deficit	(9,337)	(12,342)
Treasury stock at cost, 760,093 shares at June 30, 2015 and 673,681 shares at June 30, 2014	(2,213)	(1,746)
Total Stockholders’ Equity	18,397	17,275
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,921	$24,745

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Years Ended June 30,
	2015	2014	2015	2014

Revenues	$7,901	$7,899	$31,638	$30,690
Cost of revenues	3,674	3,534	13,530	13,489
Gross Profit	4,227	4,365	18,108	17,201

Operating Expenses
Research and development	1,006	975	3,860	3,694
Sales and marketing	1,001	1,092	4,319	4,384
General and administrative	1,165	1,839	5,490	5,636
Depreciation and amortization	121	265	599	1,031
Total Operating Expenses	3,293	4,171	14,268	14,745

Operating Income	934	194	3,840	2,456

Other Income (Expense)
Interest expense	(4)	(3)	(13)	(40)
Change in fair value of derivative liabilities	-	-	-	-
Gain on settlement of derivative liabilities	-	-	-	-
Gain on settlement of liabilities	-	-	-	-
Total Other Income (Expense), net	(4)	(3)	(13)	(40)

Income before provision for income taxes	930	191	3,827	2,416

Provision for income taxes	180	263	822	744

Net Income	750	(72)	$3,005	$1,672

Earnings per share attributed to common stockholders – basic	0.06	(0.01)	$0.22	0.13
Earnings per share attributed to common stockholders – diluted	0.06	(0.01)	$0.22	0.13
Weighted average common shares outstanding – basic	13,410,722	12,974,275	13,403,877	13,060,638
Weighted average common shares outstanding – diluted	13,496,408	12,974,275	13,498,182	13,153,752

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP) (unaudited, includes non-cash compensation and one time expenses)

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Net income (GAAP)	$750	$(72)	$3,005	$1,672
Interest expense	4	3	13	40
Provision for income taxes	180	263	822	744
Depreciation and amortization	121	265	599	1,031
Non-cash equity compensation	58	147	562	664
One time expense	-	-	-	82
Adjusted EBITDA (Non-GAAP)	$1,113	$606	$5,001	$4,233